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                                 Exhibit 99.3

                             FOR IMMEDIATE RELEASE
                             ---------------------


   RESULTS OF BOSTON LIFE SCIENCES' PHASE III THERAFECTIN STUDY PRESENTED AT
                   AMERICAN COLLEGE OF RHEUMATOLOGY MEETING


November 12, 1998--Boston, MA. Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that results of its Phase III trial of its Rheumatoid Arthritis drug THERAFECTIN were presented at the annual meeting of the American College of Rheumatology (ACR) in San Diego, California on November 10, 1998. The presentation, entitled "Amiprilose Hydrochloride (THERAFECTIN) for the Treatment of Rheumatoid Arthritis" was made by Dr. David Trentham, Chief of Rheumatology, Beth Israel Deaconess Hospital, and Associate Professor of Medicine, Harvard Medical School, Boston, MA.

Highlighted in the ACR presentation were the statistically significant differences in favor of THERAFECTIN observed in the Paulus Criteria, the number of patients experiencing at least a 50% reduction in swollen joints, duration of morning stiffness, erythrocyte sedimentation rate, and the Clinical Health Assessment Questionnaire (CLINHAQ). The abstract of the presentation concluded:
"This study provides an independent confirmation that the novel and nontoxic carbohydrate, amiprilose HCl, provides an effective approach to the treatment of RA."

"If THERAFECTIN is approved, we believe that its outstanding safety profile established in four clinical trials as well as several years of off-protocol use by RA patients should enhance its appeal as a first line therapy, though there can be no assurances that such approval will be forthcoming. We also note that at a projected annual cost of $1,200 per patient per year, THERAFECTIN could occupy a useful position in the broad RA market. We expect to complete initial arrangements for commercial tablet manufacturing and packaging in the next several weeks," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI.

The double-blind, randomized multi-center Phase III trial was completed approximately one year ago, and an amendment to the outstanding NDA containing the study results was submitted to the FDA on June 30, 1998. A summary of the results of this trial was reported in a company press release dated January 20, 1998.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; AF1 and others for the potential treatment of stroke and spinal cord injury; Troponin as an anti-angiogenic treatment for cancer, and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains forward-looking statements with regard to product development timelines, regulatory filings and approvals, and commercial manufacturing and market projections, which may not be realized due to the uncertainties inherent in product development and regulatory processes.

For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200
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